                                  EXHIBIT 99.1

                       Press Release dated April 16, 2003

                                   of ElkCorp

PRESS RELEASE                                                  TRADED:  NYSE
FOR IMMEDIATE RELEASE                                          SYMBOL:  ELK


FOR FURTHER INFORMATION:

Harold R. Beattie, Jr.
Sr. Vice President, Chief Financial Officer and Treasurer
(972) 851-0523


            ELKCORP REPORTS HIGHER THIRD QUARTER FISCAL 2003 RESULTS

DALLAS, TEXAS, April 16, 2003 . . . . ElkCorp today reported higher earnings of
$5.4 million, or $0.28 per diluted share, for its third fiscal quarter ending March 31, 2003.

HIGHLIGHTS OF THE QUARTER ENDING MARCH 31, 2003

-    Consolidated sales increased 10.3% over the year-ago quarter.
-    Unit shingle shipments increased 6.8% over the year-ago quarter.
- Shingle price increases were successfully implemented to recover higher asphalt raw material prices.
- Elk introduced the new Prestique(R) Grande oversized shingle featuring a patent pending, innovative new shingle design.
- Ortloff's proprietary gas processing technology was selected for use in several major international projects resulting in significantly higher technology licensing revenues.
- Carolina Mattress Guild introduced its "Safe Dreams" mattress line featuring Elk's VersaShield(R) fire barrier fabric - the first commercially available mattress to meet all new proposed fire standards.

ELKCORP CONSOLIDATED

ElkCorp reported consolidated earnings of $5.4 million, or $0.28 per diluted share, for its third fiscal quarter ending March 31, 2003, compared to $5.1 million, or $0.26 per diluted share, during the same quarter last year. Consolidated sales increased 10.3% to $131.5 million, from $119.2 million in the year-ago quarter.

Operating results during the year-ago quarter included (i) $5.6 million of nonrecurring pretax income that resulted from a favorable vendor settlement,
(ii) $4.9 million of nonrecurring pretax expenses that resulted from the closure of Cybershield's Canton, Georgia manufacturing facility, and (iii) $3.4 million of pretax income that resulted from the company's prior use of the variable method of accounting for employee stock options that would not have existed under the fixed method of stock option accounting now utilized by the company. Excluding the after-tax effect of these items, earnings during the year-ago quarter were $2.5 million, or $0.13 per share.

PRESS RELEASE
ElkCorp
April 16, 2003
Page 2


ELK BUILDING PRODUCTS

Third quarter Building Products sales increased 4.9% to $117.0 million, from $111.5 million in the same quarter last year. Higher sales reflected higher shingle sales ($8.6 million), lower external nonwoven fabrics sales ($3.3 million), and new sales of composite lumber products ($0.2 million). Compared to the same quarter last year, unit shingle shipments increased 6.8%. A lower-value sales mix, combined with a 4% increase in shingle selling prices, resulted in a 2.2% increase in average sales per shingle unit. Sales mix stabilized near the current level during the June 2002 quarter. Lower external nonwoven fabrics sales were substantially offset by higher internal consumption of nonwoven production in the manufacture of shingle products. Internal nonwoven sales are eliminated in consolidation.

Shingle price increases were successfully implemented in early January (3%) and late February (4%) in order to recover near record high asphalt costs and increases in other energy related costs. Customer purchases in front of the announced price increases, and traditional industry-wide spring sales promotions, limited the full realization of revenue from these price increases during the current quarter. A third price increase of 2% to 4%, depending upon product category, was implemented in early April 2003.

Operating profit was $8.1 million, compared to $14.4 million in the same quarter last year. Operating profit during the year-ago quarter included $5.6 million of nonrecurring income that resulted from Elk's favorable cash settlement of a dispute with one of its vendors. Excluding this nonrecurring income, operating profit during the year-ago quarter was $8.8 million.

Compared to the year-ago quarter, asphalt costs increased by approximately $6.1 million, and higher average sales per shingle unit offset approximately $3.2 million of the higher asphalt costs. Higher production volumes in roofing operations and the fixed cost nature of manufacturing expenses resulted in lower unit production costs. In spite of higher fuel costs, unit transportation costs declined. Segment SG&A expenses were managed slightly below year-ago levels.

Delayed delivery of new production equipment at composite wood operations and production inefficiencies related to the start-up of newly installed equipment reduced segment income by almost $1.0 million during the quarter. Elk's composite wood operation had no effect upon the year-ago quarter, as it was acquired in October 2002.

OTHER, TECHNOLOGIES

Third quarter sales for the Other, Technologies segment totaled $14.5 million, compared to $7.6 million in the year-ago quarter. Operating profit was $4.7 million, compared to an operating loss of $5.9 million in the same quarter last year. The operating loss in the year-ago quarter included $4.9 million of nonrecurring expenses that resulted from the closure of Cybershield's Canton, Georgia manufacturing facility. Excluding this nonrecurring expense, the operating loss during the year-ago quarter was $1.0 million.


                                                                           /more
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PRESS RELEASE
ElkCorp
April 16, 2003
Page 3


Ortloff earned $4.5 million during the quarter and was principally responsible for the increase in segment sales and recurring operating income. Significantly higher technology license revenues were earned as Ortloff's proprietary gas processing technology was selected for use in several key international projects during the quarter, including a major new gas processing plant involving two different plant locations in Abu Dhabi, U.A.E. Higher sales and lower operating expenses at Cybershield resulted in a small operating profit during the quarter, compared to a $1.1 million operating loss during the same quarter last year. Chromium was marginally profitable in both the current and year-ago quarters.

FINANCIAL CONDITION

At March 31, 2003, the principal amount of ElkCorp's long-term debt was $145.0 million. In June 2002, the company entered into an interest rate swap that effectively converted the interest rate from fixed to floating on $60.0 million of its long-term debt through 2012. At March 31, 2003, the fair market value of this interest rate hedge was approximately $6.1 million. Accounting rules require that this amount be recorded on the balance sheet as an increase in "other assets," offset by a corresponding increase in the carrying value of "long-term debt." Therefore, ElkCorp's balance sheet at March 31, 2003 reflects long-term debt of $151.1 million. ElkCorp has no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

At March 31, 2003, ElkCorp's liquidity consisted of $12.0 million of cash and cash equivalents and $97.4 million of available borrowings under a $100 million committed revolving credit facility. ElkCorp's debt to capital ratio (after deducting cash and marketable securities from ElkCorp's $145.0 million of principal debt) was 41.1%.

OUTLOOK

Thomas D. Karol, ElkCorp's Chairman of the Board and Chief Executive Officer, said, "We expect to see improving operating margins in our roofing business during the June 2003 quarter as the full revenue impact of recent price increases is realized and asphalt prices stabilize or decline. While we are somewhat concerned about the fragile state of the economy, our outlook is generally optimistic for shingle demand and product pricing. Heavy winter rains on the West Coast and harsh winter conditions in the Northeast are expected to create good roof replacement demand during the ensuing summer months when repairs can be made. The Dallas/Ft. Worth area also experienced widely spread severe hail storms in early April 2003 that are expected to result in significant roof replacement demand across this large metropolitan area. The lingering effects of the Venezuelan oil industry strike are expected to keep asphalt shingles in tight supply. We generally anticipate a supply and demand environment that favors rational product pricing.

"We were disappointed with the pace of progress made at our new wood composite business during the quarter. Delivery delays on new production equipment on order and production start-up challenges caused us to incur a larger than anticipated quarterly loss. We now expect delivery and installation of the final pieces of new production equipment by May 2003, and it will take several weeks to get start-up production issues sorted out. As a result, we currently expect


                                                                           /more
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PRESS RELEASE
ElkCorp
April 16, 2003
Page 4


another operating loss during the coming quarter; however, we hope to achieve above break-even production rates by the end of the June 2003 quarter. Demand for our CrossTimbers(TM) decking products currently exceeds our ability to produce it, and we are confident of profitable operations once critical production mass and efficiency have been achieved.

"Ortloff's outstanding results during the quarter validate our strategy of establishing cooperative marketing arrangements with several key international suppliers of process technologies. These strategic arrangements provide Ortloff with opportunities to bid its technology packages on large international projects that might not otherwise be available to it. The nature of Ortloff's licensing technology business is project driven, and, therefore, its licensing revenues can be highly variable from quarter to quarter. We expect a return to lower historical profitability levels in the coming quarter.

"Cybershield was marginally profitable for its second consecutive quarter. While progress is apparent and ongoing, our effort toward diversifying Cybershield's revenue sources away from the cellular handset market is far from complete. We have recently learned that certain handset models, comprising a significant proportion of Cybershield's recent sales, have reached end-of-life status and will be cancelled. Next generation replacement handsets are currently scheduled to begin production during the December 2003 quarter, and we believe Cybershield will provide content to these replacement units. If Cybershield is unable to generate replacement sales during the intervening period, quarterly losses of approximately $0.5 million can be expected.

"On February 24, 2003, the State of California published proposed regulations (AB 603) requiring that all mattresses sold to consumers in the State of California be protected against fires started by open flames, and a related standard for products such as pillows and comforters is also being developed. The proposed testing protocol is currently in a 45-day comment period, and the final standard will take effect January 1, 2004. The Consumer Safety Product Council is expected to adopt a parallel national fire standard for mattresses within one year. Notwithstanding the expected time lag to a new national standard, industry sources expect that a majority of the new mattress products designed to meet the new California standard will also be distributed nationwide. While there are numerous established fabric manufacturers competing for this developing market, we believe that technical attributes of our VersaShield(R) fire-barrier fabric position it as a very competitive solution to the new mattress fire standards.

"We are comfortable with the current analyst consensus estimate of $0.44 per diluted share for the fourth fiscal quarter ending June 30, 2003, and $1.32 per diluted share ($1.14 per diluted share excluding first quarter income from variable stock option accounting) for the full fiscal year ending June 30, 2003. Our outlook does not yet include any significant sales contribution from our VersaShield fire-barrier mattress fabric," Karol concluded.


                                                                           /more

PRESS RELEASE
ElkCorp
April 16, 2003
Page 5


CONFERENCE CALL

ElkCorp will host a conference call tomorrow, Thursday, April 17, 2003, at 11:00 a.m. Eastern time (10:00 a.m. Central time). The conference call will be broadcast live over the Internet. Interested parties can access the conference call through the ElkCorp website at www.elkcorp.com (Investor Relations / Calls & Presentations) or by visiting www.prnewswire.com.

SAFE HARBOR PROVISIONS

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "outlook," "believe," "estimate," "potential," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2002, and subsequent Forms 8-K and 10-Q.

                                 - - - - - - - -

ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).


                                                                           /more

PRESS RELEASE
ElkCorp
April 16, 2003
Page 6

CONDENSED RESULTS OF OPERATIONS
(Unaudited, $ in thousands)

                                                                                                        Trailing
                                              Three Months Ended          Nine Months Ended        Twelve Months Ended
                                                   March 31,                  March 31,                 March 31,
                                              2003         2002          2003          2002         2003          2002
                                           ----------   ----------    ----------    ----------   ----------    ----------

SALES                                      $  131,454   $  119,175    $  360,599    $  375,522   $  491,603    $  483,932
                                           ----------   ----------    ----------    ----------   ----------    ----------

COSTS AND EXPENSES:

       Cost of sales                          105,550      104,696       290,109       311,307      389,079       402,813
       Selling, general & administrative       15,734        8,912        43,806        39,373       63,824        51,918
       Noncash stock option compensation            0       (3,381)       (5,378)        2,096       (1,440)        2,732
       Interest expense, net                    1,469          856         4,522         4,473        6,136         5,833
                                           ----------   ----------    ----------    ----------   ----------    ----------

Total Costs and Expenses                      122,753      111,083       333,059       357,249      457,599       463,296
                                           ----------   ----------    ----------    ----------   ----------    ----------

INCOME BEFORE INCOME TAXES                      8,701        8,092        27,540        18,273       34,004        20,636

Provision for income taxes                      3,311        2,965        10,338         6,983       12,999         7,884
                                           ----------   ----------    ----------    ----------   ----------    ----------

NET INCOME                                 $    5,390   $    5,127    $   17,202    $   11,290   $   21,005    $   12,752
                                           ==========   ==========    ==========    ==========   ==========    ==========

INCOME PER COMMON SHARE-BASIC              $     0.28   $     0.26    $     0.88    $     0.59   $     1.08    $     0.66
                                           ==========   ==========    ==========    ==========   ==========    ==========

INCOME PER COMMON SHARE-DILUTED            $     0.28   $     0.26    $     0.88    $     0.58   $     1.07    $     0.65
                                           ==========   ==========    ==========    ==========   ==========    ==========

PRO FORMA INFORMATION:

       NET INCOME                          $    5,390   $    5,127    $   17,202    $   11,290   $   21,005    $   12,752
       AFTERTAX NONCASH STOCK OPTION

           COMPENSATION                             0       (2,198)       (3,496)        1,362         (936)        1,776
                                           ----------   ----------    ----------    ----------   ----------    ----------

       PROFORMA EARNINGS                   $    5,390   $    2,929    $   13,706    $   12,652   $   20,069    $   14,528
                                           ==========   ==========    ==========    ==========   ==========    ==========

       INCOME PER COMMON SHARE-BASIC       $     0.28   $     0.15    $     0.70    $     0.66   $     1.03    $     0.75
                                           ==========   ==========    ==========    ==========   ==========    ==========

       INCOME PER COMMON SHARE-DILUTED     $     0.28   $     0.15    $     0.70    $     0.65   $     1.02    $     0.74
                                           ==========   ==========    ==========    ==========   ==========    ==========

AVERAGE COMMON SHARES OUTSTANDING

    Basic                                      19,477       19,358        19,474        19,278       19,459        19,266
                                           ==========   ==========    ==========    ==========   ==========    ==========

    Diluted                                    19,570       19,705        19,581        19,606       19,641        19,552
                                           ==========   ==========    ==========    ==========   ==========    ==========

PRESS RELEASE
ElkCorp
April 16, 2003
Page 7

FINANCIAL INFORMATION BY COMPANY SEGMENTS
(Unaudited, $ in thousands)



                                                                                                           Trailing
                                               Three Months Ended          Nine Months Ended          Twelve Months Ended
                                                    March 31,                  March 31,                   March 31,
                                               2003          2002          2003          2002         2003           2002
                                            ----------    ----------    ----------    ----------    ----------    ----------
SALES

      Building Products                     $  116,981    $  111,544    $  328,919    $  339,533    $  449,059    $  438,108

      Other, Technologies                       14,473         7,631        31,680        35,989        42,544        45,817

      Corporate & Eliminations                       0             0             0             0             0             7
                                            ----------    ----------    ----------    ----------    ----------    ----------
                                            $  131,454    $  119,175    $  360,599    $  375,522    $  491,603    $  483,932
                                            ==========    ==========    ==========    ==========    ==========    ==========

OPERATING PROFIT (LOSS)

      Building Products                     $    8,081    $   14,434    $   30,070    $   38,731    $   44,664    $   46,000

      Other, Technologies                        4,687        (5,878)        4,787        (4,712)        5,145        (5,108)

      Corporate & Eliminations

        Before noncash stock option
          compensation                          (2,598)       (2,989)       (8,173)       (9,177)      (11,109)      (11,691)
        Noncash stock option compensation            0         3,381         5,378        (2,096)        1,440        (2,732)
                                            ----------    ----------    ----------    ----------    ----------    ----------
      Total Corporate & Eliminations            (2,598)          392        (2,795)      (11,273)       (9,669)      (14,423)
                                            ----------    ----------    ----------    ----------    ----------    ----------
                                            $   10,170    $    8,948    $   32,062    $   22,746    $   40,140    $   26,469
                                            ==========    ==========    ==========    ==========    ==========    ==========


PRESS RELEASE
ElkCorp
April 16, 2003
Page 8

CONDENSED BALANCE SHEET
(Unaudited, $ in thousands)


                                                                                             March 31,
ASSETS                                                                            2003                       2002

Cash and cash equivalents                                                   $        12,033            $           35
Receivables, net                                                                    104,336                    93,065
Inventories                                                                          59,443                    42,101
Deferred income taxes                                                                 3,841                     5,017
Prepaid expenses and other                                                            8,451                     9,423
                                                                          ------------------         -----------------

      Total Current Assets                                                          188,104                   149,641

Property, plant and equipment, net                                                  226,764                   207,935
Other assets                                                                         12,887                     5,660
                                                                          ------------------         -----------------

      Total Assets                                                          $       427,755            $      363,236
                                                                          ==================         =================



                                                                                             March 31,
LIABILITIES AND SHAREHOLDERS' EQUITY                                              2003                       2002

Accounts payable and accrued liabilities                                    $        50,465            $       52,896
Current maturities on long-term debt                                                      0                         0
                                                                          ------------------         -----------------

      Total Current Liabilities                                                      50,465                    52,896

Long-term debt, net                                                                 151,131                   106,000
Deferred income taxes                                                                35,643                    32,002
Shareholders' equity                                                                190,516                   172,338
                                                                          ------------------         -----------------

      Total Liabilities and Shareholders' Equity                            $       427,755            $      363,236
                                                                          ==================         =================

PRESS RELEASE
ElkCorp
April 16, 2003
Page 9

CONDENSED STATEMENT OF CASH FLOWS
(Unaudited, $ in thousands)

                                                                                     Nine Months Ended
                                                                                          March 31,
                                                                                2003                      2002
                                                                                ----                      ----
CASH FLOWS FROM:
OPERATING ACTIVITIES
Net income                                                                  $       17,202            $        11,290
Adjustments to net income
       Depreciation and amortization                                                13,627                     17,007
       Deferred income taxes                                                         3,984                      4,350
       Changes in assets and liabilities:
           Trade receivables                                                        (9,392)                   (19,405)
           Inventories                                                             (12,305)                     8,915
           Prepaid expenses and other                                                1,102                       (936)
           Accounts payable and accrued liabilities                                 (1,608)                     4,862
                                                                          -----------------         ------------------

Net cash from operations                                                            12,610                     26,083
                                                                          -----------------         ------------------

INVESTING ACTIVITIES

       Additions to property, plant and equipment                                  (32,802)                    (8,250)
       Acquisition of business                                                      (2,224)                         0
       Other, net                                                                     (222)                       530
                                                                          -----------------         ------------------

Net cash from investing activities                                                 (35,248)                    (7,720)
                                                                          -----------------         ------------------

FINANCING ACTIVITIES

       Long-term  borrowings (repayments), net                                      25,000                    (17,300)
       Dividends on common stock                                                    (2,923)                    (2,900)
       Treasury stock transactions and other, net                                      158                      1,744
                                                                          -----------------         ------------------

Net cash from financing activities                                                  22,235                    (18,456)
                                                                          -----------------         ------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                             (403)                       (93)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      12,436                        128
                                                                          -----------------         ------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $       12,033            $            35
                                                                          =================         ==================